Dear Shareholders:

Fiscal 2006 was a pivotal year for National Energy Services Company. We proved our ability to deliver cost-driven energy solutions for nursing homes or skilled nursing facilities (SNF) and the timing could not be better. As President Bush stressed in his State of the Union Address, energy conservation is a key factor in achieving US energy independence. Energy consumption and costs go hand and hand and we believe that our ability to reduce energy costs and improve the bottom line for commercial, industrial, hospitality and long term care facilities will continue to generate interest in our products and services. To take advantage of the accelerating opportunity, management decided to take our company public. On September 22, 2006 National Energy Services Company became listed on the OTC Bulletin Board trading under the symbol NEGS.

Last year, in conjunction with several skilled nursing facility customers, we conducted case studies that prove the value proposition of our Ozone Laundry System (OLS). Our system substantially reduces hot water laundering costs, in some cases by more than 80%.  Tests demonstrate that in addition to delivering bottom line results the system improves the quality of the linens. Today our system has been implemented in hundreds of facilities across the country.

Our strategy for fiscal 2007 is to leverage our reputation and relationships developed over the past several years and roll out our Ozone Laundry System across the country. Skilled nursing facilities are an important niche market for us, as we are one of the few companies with a proven track record. The market for our service is large. There are over 10,000 SNF in the high cost energy regions, our target market. We believe our history of satisfied customers who obtain an average return on investment of over 50% will enable us to successfully grow our market share.

Equally important to our ability to demonstrate the economics of our products is the reputation we are building as a credible partner to the SNF industry. We understand the business and we are mindful of our customers concerns and sensitivities to the residents they serve. Our relationships are resulting in repeat business. For example, we recently received an order for 30 additional Ozone Laundry Systems from Golden Living, (formerly Beverly Nursing) a national skilled nursing home chain with over 345 facilities. Over the past year and a half we have installed a total of 70 units for Golden Living.

In addition to capitalizing on our success in the skilled nursing facility industry, we have identified the hospitality industry as a likely candidate for our products and services because of their high energy demands. The addressable market of approximately 30,000 hotels/motels is much larger than the skilled nursing industry, but so is the competition. Therefore, we are proceeding carefully, field testing our equipment in several locations with several chains, much in the way we initially approached the nursing home market. To assist us in this area we recently engaged a new salesperson with relationships in the hotel industry.

Our focus is on both top and bottom line. We are mindful that in order to grow our Company we need to have a sound financial base. I am pleased to report that for the first three months of fiscal 2007, the Company generated approximately $900,000 in orders compared to $1,149,453 for all of fiscal 2006. Of the $900,000, approximately $400,000 has been installed in the first quarter of fiscal 2007 and will be recorded as revenue. This is more than double the revenues recorded for the first quarter of fiscal 2006. The remaining $500,000 of backlog orders will be recorded as products are delivered over the next few months. Our strong opening quarter revenues and focus on reducing corporate overhead should bring us closer to our goal of profitability.

For fiscal 2006, NEGS reported a net loss of $609,601, of which approximately $278,000 is from operations. Included in the 2006 loss is a $132,142 charge to bad debt and a one time, non-recurring charge of $199,800 incurred as a result of issuing stock to employees and consultants.

Our energy-efficient lighting systems consume 50% less energy than conventional fluorescent lamps, metal halide and high-pressure sodium HID fixtures, providing better quality of light, increased productivity, and lower maintenance costs. We are beginning to offer the GE Wireless Energy Management System, a wireless web based program that allows customers to monitor, control and reduce energy consumption remotely. For the current fiscal quarter, our energy efficient fluorescent lighting programs, (T-8 lighting and T-5 High Bay lighting) contributed approximately $220,000 in revenue. For all of fiscal 2006, lighting contributed approximately $159,000 in revenues.

We view ourselves as full partners with our customers offering a two pronged approach. We help them reduce energy consumption and help them buy the energy they use at competitive prices. Many of our customers start with one of our services and then decide to take advantage of other offerings. In 2006 we introduced a service to customers that will assist them in the timing and pricing of their natural gas and electricity needs. By aggregating the needs of our customers we are able to obtain better pricing than they would individually.

One of our challenges in 2007 will be to raise capital to accelerate both organic and external growth. We will be using available funds generated internally to add to our sales and marketing enabling us to spread the word about National Energy more quickly. We want to invest as quickly as we can in building our future. In addition we are also looking at expanding our business through acquisition.

We look forward to keeping you informed of our progress. If you have questions, or would like to contact us, please free to contact our new Investor Relations counsel Vicki Miles Weiner at info@vmwcom.com.

Sincerely,

John Grillo

President

February 1, 2007